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                                                                    EXHIBIT 99.1

ORLANDO, Fla. -- May 16, 1997 --

MERGER PROVIDES ENTRY INTO NEW MARKETS AND EXPANDS INTERNATIONAL
PRESENCE

Phoenix International Ltd., Inc. (Nasdaq/NM:PHXX), a world leader in client/server retail banking management solutions, today announced that it has entered into an agreement to merge with Hampton Resources Limited and its operating subsidiaries, Priority Solutions Limited, and Priority Solutions International Limited (collectively "Priority Solutions"), a Wellington, New Zealand based provider of international banking software products, in exchange for 77,400 shares of Phoenix common stock. Phoenix intends to account for the transaction as a pooling of interests.

Priority Solutions has developed and markets TradeWind (TM), a trade finance module and TradeCentre, a global payments system, and in addition, supports customers using TradeMark, a traditional treasury banking system.

Commenting on the announcement, Bahram Yusefzadeh, Phoenix International's chief executive officer, said "We have a number of reasons to be excited about our merger with Priority Solutions. Of primary importance, we believe this transaction represents a major step in our growth strategy to expand our international business and enables Phoenix to offer enhanced capabilities to our international customers. With the addition of Priority Solutions' products, we can offer a broader range of international banking software that runs under the same application architecture without bringing in third party vendors. This new product positioning will also enhance our ability to sell and support international banks in our target markets in Latin America, Europe, Middle East, Africa and Asia-Pacific."

"In addition to the enhanced product functionality, we gain an experienced management team and a services organization that has expertise in developing and marketing wholesale banking solutions. This transaction also provides Phoenix entry into an important region of the world, Australia and New Zealand, where Priority Solutions has an established customer base."

Ted Thomas and Liz Swanston, who founded Priority Solutions Limited and will remain with the new organization, commented, "We believe this transaction allows both companies to leverage their unique strengths and capabilities and capitalize on the significant opportunities in the international market. Our unique product offerings complement the advanced client/server technology and open architecture of the Phoenix System with its retail banking functionality and we can now utilize Phoenix's international distribution channels to market our combined expertise."

The Phoenix System and Priority Solutions' TradeWind (TM) and TradeCentre products are delivered in a true client/server environment, with data stored on a central UNIX or NT-based server in an SQL-compliant relational database. Data is accessed through a Novell or NT network of workstations that are standard Intel-based PCS, using a true Windows graphical user environment.



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Based in Orlando, Phoenix International Ltd., Inc. provides the Phoenix System, a fully integrated client/server retail banking system that includes customer management, on-line customer profitability analysis, loans, deposits, teller, general ledger, financial reporting and an executive information management system. The Phoenix International companies now have 45 installations worldwide.

This press release contains forward-looking statements which involve risks and uncertainties. Phoenix's actual results may vary significantly from the results anticipated in these forward- looking statements as a result of certain factors that are discussed in detail in Phoenix's filings with the Securities and Exchange Commission, including the "Risk Factors" section in Phoenix's Registration Statement dated July 1, 1996.